Exhibit 4.80

Trust Agreement

Agreement No.: 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust No.

Trustor: the Trustor specified in Article 26.1 of this Agreement

Trustee: Zhongcheng Trust Co., Ltd.

Legal Representative: Deng Hongguo

Domicile: Anzhen Plaza, 2 Anwai Street, Dongcheng District, Beijing

Postal code: 100013

Tel: 010-84267000/8008102711             Fax: 010-82467100

The Trustor and the Trustee hereby enter into this Agreement by adhering to the principles of equality, free will, good faith and validity in accordance with Contract Law of the People’s Republic of China, Trust Law of the People’s Republic of China, Measures for the Administration of Trust Companies, Administration Procedures for Pooled Funds in Trust Plans of Trust Companies as well as other applicable laws, administrative regulations and rules.

Article 1 Definitions and Interpretations

In this Agreement, unless the context otherwise requires or indicates, the following terms shall have the meanings defined below:

1.1	This Agreement:	means the Trust Agreement for 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan and any amendment and addition to this Agreement.

1.2	Trustor:	means the entrusting party in this Plan, limited to the natural persons with complete capacity for civil acts, legal persons or other entities established according to law within the People’s Republic of China; the Trustor also needs to comply with the provisions of Paragraph (I), Article 4 of the Instructions.

1.3	Trustee:	means Zhongcheng Trust Co., Ltd.

1.4	Beneficiary:	means the natural person, legal person or any other entity established according to law entitled to the beneficial interests under this trust. Depending on the different categories of the trust units subscribed for, the beneficiaries under this Trust Plan may fall into the categories of Preferred Beneficiary and general beneficiary.

1.5	This Trust or this Collective Trust:	means 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan created according to the Instructions on 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan and this Agreement.

1.6	Trust Assets:	mean the assets delivered to the Trustee by the Trustors at the time of the creation of this Trust pursuant to the Instructions on 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan and this Agreement, wherein, the trust assets delivered by the trustors subscribing for the trust units with Preferential Beneficial Interests are preferential trust assets, while the trust assets delivered by the trustors subscribing for the trust units with General Beneficial Interests are general trust assets.

1.7	Trust Plan Assets:	mean the total amount of the trust assets delivered by all the trustors when this Trust is created, wherein, the trust assets delivered by all the trustors subscribing for the trust units with Preferential Beneficial Interests are Preferential Trust Plan Assets, while the trust assets delivered by all the trustors subscribing for the trust units with General Beneficial Interests are General Trust Plan Assets.

1.8	Trust Property or Trust Plan Property:	means the Trust Plan Assets obtained by the Trustee due to its acceptance of trust and the property obtained by it due to the management, utilization, disposal of the Trust Plan Assets or otherwise.

1.9	Trust Income:	means the income acquired by the Trustee during the management, utilization and disposal of Trust Property.

1.10	Net Trust Income of Preferred Beneficiary:	means the portion of Trust Income that can be acquired by a Preferred Beneficiary in accordance with the provisions of this Agreement.

1.11	Beneficiary Rights under Trust:	means the various rights a Beneficiary is entitled to under this Trust Plan according to the provisions of the trust documents.

1.12	Trust Unit:	the Beneficiary Rights under this Trust are divided into several equal trust units. When the Trust is successfully created, the Beneficiary Rights corresponding to every 1 Yuan of Trust Assets is regarded as a Trust Unit. The Trust Units held by a Preferred Beneficiary are Trust Units with Preferential Beneficial Interests, while the Trust Units held by a General Beneficiary are Trust Units with General Beneficial Interests.

1.13	Trust Documents:	means the Instructions on this Trust Plan, this Agreement and the Declaration of Subscription Risk of 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan.

1.14	Distribution Date:	means the base date when the Trustee determines the amount of the Net Trust Income to be distributed to the Preferred Beneficiaries. The Trustee shall transfer the Net Trust Income attributable to a Preferred Beneficiary into the account designated by the Preferred Beneficiary within 20 working days following the Distribution Date. Within the duration of the Trust Plan, every 12 months will constitute a distribution period from the date of the creation of the Trust Plan, that is to say, the expiration day of every such 12-month period shall be a Distribution Date. In case the Trustee returns the principal of all the Preferential Trust Assets to the Preferred Beneficiaries ahead of time because the Project Company pays off all the debts earlier than specified, the date when the Project Company repays all the debts shall also be deemed as a Distribution Date.

1.15	Target Company:	means Huainan Ninetowns Land Group.

1.16	Project Company:	means Huainan Huacheng Estate Co., Ltd.

1.17	Day/Working Day:	means a normal business day of financial institutions as prescribed by the People’s Republic of China.

Article 2 Purpose of the Trust

The Trustee assembles the Trust Assets of the Trustors, uses the cash to make capital increase in the Target Company, which shall in turn make capital increase in the Project Company, meanwhile, the Trustee manages the debts it holds in the Project Company in order to maintain and increase the value of the Trust Assets.

Article 3 Name and Domicile of the Trustee and Custodian

3.1 The Trustee under this Agreement is Zhongcheng Trust Co., Ltd., and its domicile is located at Anzhen Plaza, 2 Anwai Street, Dongcheng District, Beijing.

3.2 The Custodian of the Trust Property under the Trust created pursuant to this Agreement is Business Department at Head Office of China Minsheng Banking Corp. Ltd., with its domicile located at Minsheng Bank Building, 2 Fuxingmeinei Street, Xicheng District, Beijing.

Article 4 Currency, Amount and Delivery of Trust Assets

1.1 The currency of the Trust Assets under this Trust is Renminbi, and the amount of the Trust Assets under this Agreement is the amount of money specified in Article 26.2 of this Agreement.

1.2 At the same time of executing the Trust Agreement, the Trustors subscribing for Trust Units with Preferential Beneficial Rights shall deliver the monetary form of Trust Assets to the special trust account designated by the Trustee below:

Account name: Zhongcheng Trust Co., Ltd.

Bank of deposit: Beijing Yayuncun Sub-branch of China Minsheng Banking Corp. Ltd.

Account number: 0122 0140 4000 1455

1.3 Beijing Ninetowns Ports Software and Technology Co., Ltd. (hereinafter “Ninetowns Ports”), is the Trustor subscribing for the Trust Units with General Beneficial Interests under this Trust Plan. Ninetowns Ports converts the debt it has against the Project Company with the amount of principal being no less than RMB 160,000,000 into RMB 160,000,000 to subscribe for 160,000,000 Trust Units with General Beneficial Interests. After the above Trustor of the Trust Units with General Beneficial Rights and the Trustee enter into the Trust Agreement and execute a Agreement for Transfer of Creditor’s Right to transfer the above debts with a total amount no less than RMB 160,000,000 to the Trustee, the Trustor of the Trust Units with General Beneficial Rights shall be deemed to complete the subscription for the Trust Units with General Beneficial Rights and shall begin to enjoy the corresponding Beneficial Rights under Trust from the date when this Trust Plan is established.

1.4 The Trustors subscribing for Trust Units with Preferred Beneficiary Rights shall deliver the Trust Assets upon expiry of or within the promotion period of this Trust Plan, and shall be entitled to the corresponding Beneficiary Rights under Trust from the date when the Trust Plan is established.

1.5 The interests arising between the date when the Preferential Trust Assets arrive at the special trust account or the account designated by the Trustee and the date when this Trust Plan is established shall be calculated according to the interbank deposit rate negotiated by the Trustee and the deposit bank, and the Trustee shall pay such interests to the beneficiaries at the time of the first distribution of Net Trust Income to Preferred Beneficiaries.

Article 5 Size of the Trust Plan

1.1 The total Trust Plan Assets under this Trust Plan amount to RMB 310,000,000, wherein, the amount of Preferential Trust Plan Assets is RMB 150,000,000, and the General Trust Plan Assets are debts evaluated at RMB 160,000,000.

1.2 The total number of the Trust Units under this Trust is 310,000,000.

Article 6 Term of the Trust Plan

6.1 This Trust Plan has an estimated term of 2 years, commencing from the date when this Trust Plan is established. In case there arises any circumstance specified in the Trust Agreement within the trust period, thus requiring the early termination or extension of the Trust Plan, then this Trust Plan shall be terminated prematurely or extended automatically.

6.2 The date when 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan is established will be the effective date of this Trust.

Article 7 Specific Methods for Managing, Utilizing and Disposing of the Trust Assets and the Trustee’s Authority to Manage, Utilize and Dispose of the Trust Property

7.1 The Trustee shall manage the Trust Property in its own name, use the monetary portion of the Trust Plan Assets to make equity investment in the Target Company in the form of capital increase, after which the Trustee will hold 90% of the equity interest in the Target Company. After finishing the registration of change with competent administration for industry and commerce, the Target Company shall in turn make capital increase in the Project Company. At the same time, the Trustee will hold the debts of RMB 160,000,000 in the Project Company.

7.2 After investing in the Target Company using the Trust Plan Assets, the Trustee will exercise shareholder’s rights according to the Articles of Association of the Target Company and Company Law of the People’s Republic of China.

7.2.1 After finishing the capital increase in the Target Company, the Trustee will restructure the Board of Directors of the Target Company, and will manage and control the business plan, capital use, cost budget and sales collection, among other matters of the company by supervising the important licenses and certificates as well as seals of the company.

7.2.2 After the Target Company completes the capital increase in the Project Company and handles the registration of change with competent administration for industry and commerce, the Trustee will restructure the Board of Directors of the Project Company as the controlling shareholder of the Target Company and will manage and control the business plan, capital use, cost budget and sales collection, among other matters of the Project Company by supervising the important licenses and certificates as well as seals of the Project Company.

7.2.3 Under this Trust Plan, the Trustee will hold the debts of RMB 160,000,000 in the Project Company, which shall have the right to repay all debts ahead of time upon the expiry of a 12-month period following the establishment of this Trust Plan. The Trustee, as a creditor of the Project Company, will strictly manage the debts and supervise and urge the Project Company to make repayments as scheduled. In order to ensure that the Project Company will repay the debts in full amount on time, the Project Company will provide mortgage guarantee using its right to use project land, while the Target Company shall provide pledge guarantee by using the 100% of the equity interest held by it in the Project Company.

7.3 Within the duration of the Trust, the Trustee will gradually realize part of the Trust Assets by obtaining equity dividends and recovering the debts from the Project Company. The proceeds from the realization of Trust Assets will be used to distribute Net Trust Income and return the Trust Assets to the Beneficiaries.

7.4 The Trustee shall manage and book the Trust Property independently of its own property, and may not include the Trust Property into its own property nor make the Trust Property part of its own property.

7.5 The Trustee shall handle the trust affairs on its own, and may not commission others to handle the trust affairs unless otherwise specified herein or except where there is any unavoidable cause.

7.6 The Trustee shall properly keep the complete records of handling trust affairs, and shall disclose to the Beneficiaries the management reports of Trust Assets, quarterly reports on the utilization and income of the Trust Assets in the manner specified in the Instructions.

7.7 The Trustee shall distribute the Trust Income to the Beneficiaries according to the provisions of the trust documents; upon termination of the Trust, the Trustee shall return the Trust Property to the Beneficiaries according to the provisions of the trust documents and make a liquidation report on the handling of the trust affairs and deliver the report to the Beneficiaries.

Article 8 Beneficiaries

1.1 At the time when the Trust is established, the Trustors are the sole Beneficiaries under this Agreement and begin to enjoy the Beneficiary Rights under Trust from the date of the establishment of the Trust. After acquiring the corresponding Beneficiary Rights under this Trust Plan, the Preferred Beneficiaries may transfer the Beneficial Rights they are entitled to as agreed in the Trust Agreement.

1.2 Before the principals of Preferential Trust Plan Assets are completely returned and the expected net income is made available to the Preferred Beneficiaries, this Trust Plan will not make any distribution of Trust Assets to the General Beneficiaries.

Article 9 Distribution of Trust Income Prior to the Termination of the Trust Plan

9.1 Within the duration of the Trust Plan, the Trustee will distribute the Trust Income in the following order subject to the balance of monetary funds in the special trust account:

9.1.1 Taxes and charges to be borne by the Trust Property;

9.1.2 The payable trust management fees for the current period;

9.1.3 The Net Trust Income to be distributed to Preferred Beneficiaries for the current period, which is calculated according to Article 9.5 of the Trust Agreement;

9.1.4 Trust compensation to be charged by the Trustee.

9.2 If at the time of distribution according to the above order specified in Article 9.1 on any Distribution Date, the monetary Trust Property is insufficient to cover the prior payments, then the distribution of the subsequent payments may not be carried out. On the next Distribution Date, the abovementioned deficiency shall be made up first, and then the excess portion remaining thereafter shall be used for distribution according to the order specified in Article 9.1. In case the Net Trust Income actually distributed to the Preferred Beneficiaries is less than the expected Net Trust Income of the Preferred Beneficiaries, the payments specified in Article 9.1.3 shall be deemed not fully distributed.

9.3 Before the principals of Preferential Trust Plan Assets are completely returned and the expected net income is made available to the Preferred Beneficiaries, this Trust Plan will not make any distribution of Trust Assets to the General Beneficiaries.

9.4 The monetary form of Trust Property under this Trust Plan shall be paid according to the order specified in Article 9.1 hereof within 20 working days after a Distribution Date.

9.5 Calculation of Net Trust Income Available to Preferred Beneficiaries

9.5.1 The Trustee shall distribute the Net Trust Income to the Preferred Beneficiaries using the monetary form of Trust Property net of the taxes and charges as well as trust management fees to be borne by the Trust Property. If the monetary form of Trust Property net of the taxes and charges as well as trust management fees to be borne by the Trust Property is able to cover the Net Trust Income available to the Preferred Beneficiaries for the current period calculated according to the expected annual yield, then the following formula shall apply: the Net Trust Income to be distributed to Preferred Beneficiaries for the current period = Preferential Trust Plan Assets X expected annual yield of Preferred Beneficiaries X the actual days from the previous Distribution Date (included) till the current Distribution Date (excluded)/365 (at the time of first distribution, the previous Distribution Date shall be the date when this Trust Plan is established, while at the time of last distribution, the current Distribution Date shall be date when this Trust Plan is terminated).

9.5.2 After the prior payments are made on a Distribution Date, if the balance of the monetary form of Trust Property is insufficient to cover the total amount of the expected Net Trust Income available to the Preferred Beneficiaries for the current period calculated according to the expected annual yield, then the total amount of the expected Net Trust Income available to the Preferred Beneficiaries for the current period shall be the balance of the monetary form of Trust Property remaining after the prior payments are made, and the following formula shall apply: the actual Net Trust Income available to the Preferred Beneficiaries = Preferential Trust Property delivered by the Preferred Beneficiaries X total amount of Net Trust Income actually distributable in the current period/total amount of Preferential Trust Plan Assets; wherein, the difference between the actual Net Trust Income and expected Net Trust Income shall be first made up by the Trustee from the Trust Property on the next Distribution Date.

9.5.3 If this Trust Plan is not terminated prematurely after it continues for 21 months, then from the expiration date of such 21-month period, the expected yield available to the Preferred Beneficiaries shall be raised by 30% on the basis of the original expected yield, and the expected yield prior to the expiry of such 21-month period shall still be the original expected yield.

9.6 Within 20 working days after the Distribution Date, the Net Trust Income to be distributed to the Preferred Beneficiaries shall be transferred into the account designated by the Preferred Beneficiaries for receiving Net Trust Income and principle of Trust Assets. The Preferred Beneficiaries shall provide the Trustee with the account for receiving Net Trust Income and Trust Assets, and such account may not be cancelled before the principals of Trust Assets are completely returned.

Article 10 Assumption of Taxes and Charges Levied on Trust Property

10.1 With respect to the taxes and charges arising from the Trustee’s management over the Trust Property, relevant national regulations shall apply.

10.2 The Beneficiaries and Trustee shall separately pay taxes regarding their respective incomes according to the provisions of applicable laws. Where laws, administrative regulations and department rules otherwise provide, such relevant provisions shall apply.

Article 11 Methods for Calculating and Paying the Compensation and Other Trust Fees Payable to the Trustee

11.1 Categories of Trust Fees

11.1.1 Trust Compensation:

11.1.2 Other expenses incurred for handling trust affairs (hereinafter collectively referred to as “Trust Management Fees”), including but not limited to the following:

11.1.2.1 Expenses for making and printing documents or books, and office expenses

11.1.2.2 Traffic expenses, conference and room rental and travelling expenses;

11.1.2.3 Information disclosure expenses;

11.1.2.4 Service charges, service fees, technical service fees and labor costs payable to agencies;

11.1.2.5 Promotion expenses of the Trust Plan and key account marketing expenses;

11.1.2.6 Audit fees, assessment fees, attorney’s fees and so on;

11.1.2.7 Banking charges incurred when distributing expected Net Trust Income and returning the Trust Property;

11.1.2.8 Expenses incurred for recovering debts, transferring equity interest and conducting liquidation at the time of the termination of the Trust;

11.1.2.9 Legal cost, arbitration fee, attorney’s fees and other expenses incurred for settling the disputes in connection with the Trust Property and trust affairs;

11.1.2.10 Custodian fees;

11.1.2.11 Expenses incurred for dispatching personnel to the Target Company and the Project Company;

11.1.2.12 Other expenses that can be included according to applicable national regulations.

11.2 Calculation and Withdrawal of Trust Fees

11.2.1 Payment of Custodian Fees

The custodian fee shall be borne by the Trust Property with an annual rate of 0.80% of the Preferential Trust Plan Assets, and shall be withdrawn from the special account for Trust Property and paid by the Trustee prior to the last day (included) of the each calendar year. The computational formula is as follows:

Custodian fees = Preferential Trust Plan Assets X annual rate of custodian fees X the actual days from the previous payment date (included) to the current payment date (excluded)/365 (at the time of first payment, the previous payment date shall be the date when this Trust Plan is established, while at the time of last payment, the current payment date shall be date when this Trust Plan is terminated).

In case the monetary Trust Property in the current Trust Property is insufficient to pay the custodian fees for the current period, the payment time shall be postponed to fall within 2 working days after the monetary Trust Property in the special account for Trust Property becomes sufficient to pay the custodian fees for the current period.

11.2.2 Other trust management fees beyond the custodian fees shall be borne by the Trust Property and shall be deducted by the Trustee from the Trust Property when such fees are actually incurred. In case the amount of Trust Property is insufficient or the monetary funds in the Trust Property are insufficient to pay the trust management fees, the Trustee shall not be obliged to pay such fees. In case the Trustee advances the trust management fees using its own property, the Trustee shall be entitled to get compensated first from the Trust Property before distributing the Net Trust Income or returning the Trust Property.

11.2.3 The total amount of the trust compensation to be withdrawn by the Trustee shall be separately determined in the following manner:

11.2.3.1 Total amount of the annual trust compensation to be withdrawn by the Trustee = the principal amount of the Preferential Trust Plan Assets X 14% X actual existence days of Trust Plan ÷365 – taxes and charges borne by the Trust Property – trust management fees – the total amount of the Net Trust Income available to Preferred Beneficiaries calculated according to the expected annual yield of Preferred Beneficiaries.

11.2.3.2 The withdrawal and payment of trust compensation will be carried out on the Distribution Date of the Trust Income available to Preferred Beneficiaries. When the Trust is terminated, the withdrawal and payment of remaining trust compensation and the return of the Trust Property shall be conducted simultaneously.

11.2.3.3 Before the Trust Plan continues for 21 months, the trust compensation to be charged by the Trustee will be withdrawn according to the computational formula specified by Article 11.2.2.1. If this Trust Plan is not terminated prematurely after it continues for 21 months, then from the expiration date of such 21-month period, the trust compensation available to the Trustee shall be raised to 10% of the Preferential Trust Plan Assets each year.

11.3 Items Not Included into Trust Fees

Expenses or losses of the Trust Property incurred by the Trustee in violation of the Trust Agreement as well as expenses incurred in handling matters irrelevant to the trust affairs shall not be included into the trust fees.

Article 12 Transfer of Beneficial Rights under Trust

12.1 Preferred Beneficiaries may transfer the Beneficial Rights they are entitled to under Trust, while General Beneficiaries shall obtain the written consent of Trustee before transferring the Beneficial Rights they are entitled to under Trust, otherwise such transfer shall be prohibited. In case a Beneficiary intends to transfer the Beneficial Rights he is entitled to under Trust, the transferee must be a qualified investor specified in Paragraph (I), Article 4 of the Instructions.

12.2 Where the Beneficial Rights under Trust are split and transferred, the transferee may not be a natural person. The Beneficial Rights under Trust held by institutional investors may not be transferred or split and transferred to natural persons.

12.3 If a Preferred Beneficiary intends to transfer the Beneficial Rights under Trust, he shall take the proof of his entitlement to the Beneficiary Rights under Trust, application for transfer of Beneficiary Rights under Trust and valid ID card to execute Agreement for Transfer of Beneficiary Rights under Trust and handle the registration procedures for transfer at the premises of the Trustee or the place designated by the Trustee together with the transferee. In case of any transfer of the Beneficiary Rights under Trust due to succession, the successor shall take the notarial deed of succession issued by the competent notary organ to handle the registration procedures for transfer at the premises of the Trustee. Where the successor fails to handle the registration procedures for transfer at the premises of the Trustee, the Trustee will continue to deem the original beneficiary agreed in this Trust Agreement as the beneficiary under this Trust, the legal disputes arising therefrom over economic interests shall be irrelevant to the Trustee, and the liabilities incurred thereby shall be borne by the original beneficiary agreed herein.

12.4 Where a Preferred Beneficiary transfers the Beneficiary Rights under Trust, the transferor and the transferee shall respectively pay service charges of RMB 1,000 to the Trustee each time.

12.5 Preferred Beneficiaries shall transfer the Beneficiary Rights they are entitled to under Trust in accordance with applicable national laws, regulations and department rules.

Article 13 Rights and Obligations of Trustors

13.1 Rights of Trustors

13.1.1 Trustors shall have the right to know the information about the management, utilization, disposal and expenses and receipts of their Trust Assets and require the Trustee to make explanations on the foregoing:

13.1.2 Trustors shall have the right to consult, copy or duplicate the trust accounts in connection with their Trust Assets as well as other documents required for handling trust affairs.

13.2 Obligations of Trustors

13.2.1 Trustors shall deliver Trust Assets as agreed herein and guarantee their legitimate ownership of the Trust Assets; furthermore, the Trustors shall have performed the duty to disclose relevant information to their creditors with respect to the creation of the Trust, and the creation by Trustors of the Trust will not prejudice the interests of their creditors;

13.2.2 Trustors shall agree to bear trust fees and relevant taxes and charges using the Trust Property as agreed herein;

13.2.3 Trustor shall agree that the Trustee may manage and dispose of the equity interests under the Trust as agreed herein;

13.2.4 Trustors shall be obliged to keep confidential the information and data concerning the Trustee and the handling of trust affairs according to law, and may not disclose such information and data to any person other than the Trustee and the Beneficiaries without the consent of the Trustee and the Beneficiaries, unless otherwise provided by applicable laws, administrative regulations and department rules.

Article 14 Rights and Obligations of Trustee

14.1 Rights of Trustee

14.1.1 The Trustee shall be entitled to collect trust fees and service charges for transfer of Beneficial Rights under Trust as agreed herein;

14.1.2 The Trustee shall be entitled to manage, utilize and dispose of the Trust Property in its own name as agreed herein;

14.1.3 Where the Trustee uses its own property to advance the expenses incurred and the debts owed to a third person for handling trust affairs, the Trustee shall be entitled to the priority of compensation from the Trust Property;

14.1.4 Other rights specified in this Agreement and applicable laws, administrative regulations and department rules.

14.2 Obligations of Trustee

14.2.1 The Trustee shall comply with the provisions of the trust documents and scrupulously perform its duties and the obligations of honesty, trustworthiness, prudence and effective management in order to handle the trust affairs in the best interests of the Beneficiaries;

14.2.2 The Trustee may not use the Trust Property to seek for itself any interests other than those agreed herein;

14.2.3 The Trustee shall manage and book the Trust Property independently of its own property, and may not change the Trust Property into its own property.

14.2.4 The Trustee must keep the complete records of handling trust affairs, and shall report to the Trustors and Beneficiaries on the management, utilization and income of Trust Assets in the manner agreed herein.

14.2.5 The Trustee shall distribute the Trust Income as agreed herein and shall return the Trust Property to the Beneficiaries when the Trust is terminated;

14.2.6 The Trustee shall be obliged to keep confidential the information and data concerning the Trustors and Beneficiaries and the handling of trust affairs according to law, and may not disclose such information and data to any person other than the Trustors and Beneficiaries without the consent of the Trustors and the Beneficiaries, unless otherwise provided by applicable laws, administrative regulations and department rules.

Article 15 Rights and Obligations of Beneficiaries

15.1 The Beneficiaries shall enjoy the Beneficial Rights and hold Trust Units according to the provisions of the trust documents and shall therefore be entitled to the distribution of Trust Income according to the provisions of the trust documents;

15.2 The Beneficiaries shall have the right to consult, copy or duplicate the trust accounts in connection with their Trust Assets as well as other documents required for handling trust affairs.

15.3 Where the Trustee disposes of the Trust Property in violation of the stipulations hereof or causes any loss to the Trust Property due to its breach of management duties or improper handling of trust affairs, the Beneficiaries shall have the right to apply to competent people’s court to revoke such disposal and require the Trustee to compensate for such loss;

15.4 The Beneficial Rights the Beneficiaries are entitled to under Trust may be transferred and succeeded according to the stipulations hereof;

15.5 Where the duties of the Trustee are terminated within the duration of the Trust, the Beneficiaries shall have the right to appoint a new Trustee at the General Meeting of Beneficiaries;

15.6 The Beneficiaries may acquire the Trust Property at the time of the termination of the Trust according to the stipulations hereof;

15.7 Other rights and obligations to be made available to and borne by the Beneficiaries in accordance with this Agreement and the provisions of applicable laws and administrative regulations.

Article 16 Termination and Liquidation of Trust

16.1 Upon creation of this Trust, except as otherwise provided herein, Trustors and Beneficiaries may not change, cancel, withdraw or terminate the Trust without the consent of the Trustee.

16.2 Should any of the following circumstances occur, this Trust shall be terminated:

16.2.1 The purpose of the Trust has been realized or cannot be realized;

16.2.2 All the parties to the Trust agree upon the termination or the General Meeting of Beneficiaries agrees to such termination by a resolution:

16.2.3 At any date after this Trust is terminated for 1 year, if the monetary form of Trust Property net of the taxes and charges as well as the trust fees to be borne by the Trust Plan is able to cover the principal of the Preferred Beneficiaries and the expected income available to the Preferred Beneficiaries calculated according to the expected annual yield specified herein as at such date, the Trustee shall have the right to terminate this Trust;

16.2.4 Upon expiry of the estimated term of the Trust, if the monetary form of Trust Property net of the taxes and charges as well as the trust fees to be borne by the Trust Plan is unable to cover the principal of the Preferred Beneficiaries and the expected income available to the Preferred Beneficiaries calculated according to the expected annual yield specified herein, then the trust period shall be extended automatically until the monetary form of Trust Property is sufficient to cover the principal of the Preferred Beneficiaries and the expected income calculated according to this Agreement or all of the Trust Property is converted into cash and the proceeds from the realization are completely transferred into the special trust account;

16.2.5 The Trust is cancelled or withdrawn;

16.2.6 All the Beneficiaries waive their Beneficial Rights under Trust;

16.2.7 Other circumstances where applicable national laws, regulations, rules or the notices and decisions of regulatory departments require the Trust Plan to be terminated.

16.3 The Trustee shall set up a liquidation team for this Trust Plan within 3 working days from the date when this Trust Plan is terminated.

16.4 The liquidation team for this Trust Plan shall be responsible for the custody, calculation and distribution of the Trust Property as well as the preparation of liquidation reports on trust affairs.

16.5 The Trustee shall prepare the liquidation report on trust affairs within 10 working days upon termination of the Trust and shall send the report to the Beneficiaries by mail. Since the custodian has performed its supervision and management duties regarding the funds, the Trustors and Beneficiaries agree that audit is not necessary for the trust liquidation report under this Trust Plan, except where applicable laws, regulations and rules or the regulatory departments require that such audit should be mandatory.

16.6 In case a Beneficiary or its successor fails to raise any written objection within 3 working days from the date when the Trustee announces the liquidation report on trust affairs by mail, the Trustee shall be released from the liabilities with respect to the matters listed in the liquidation report.

16.7 All the reasonable expenses incurred by the liquidation team for this Trust Plan during the process of liquidation shall be borne by the Trust Property.

16.8 Upon termination of the Trust, the Trustee shall return the Trust Property as agreed herein.

Article 17 Ownership and Return of Trust Property

17.1 Upon termination of the Trust, the Trust Property shall remain with the Beneficiaries under this Trust and the Trustee shall return only the Trust Property to the Beneficiaries.

17.2 When the Trust is terminated, the Trustee shall distribute the Trust Property in the following order within 20 working days upon termination of the Trust:

(a) Taxes and charges to be borne by the Trust Property;

(b) Withdraw the trust management fees not withdrawn by the Trustee yet;

(c) Return the principal of the Preferential Trust Assets to the Preferred Beneficiaries;

(d) Distribute to the Preferred Beneficiaries the Net Trust Income due to but not obtained by the Preferred Beneficiaries calculated according to the expected annual yield, if the remaining Trust Property is insufficient to ensure that the Preferred Beneficiaries will obtain the expected Net Trust Income based on the expected yield, then the Net Trust Income shall be distributed to the Preferred Beneficiaries in the manner specified in 9.5.2 hereof subject to the amount of the remaining Trust Property;

(e) Trust compensation to be collected by the Trustee

(f) The Trustee shall return all the remaining Trust Property to the General Beneficiaries on an “as is” basis. When returning the remaining Trust Property to the General Beneficiaries, the Trustee shall return the equity interests, funds and creditor’s rights to them according to the actual conditions of the remaining Trust Property upon termination of the Trust.

(g) In the event that the General Beneficiaries automatically waive the General Beneficial Rights as agreed herein, the Trustee will no longer perform the distribution specified in the preceding Item (f) and will no longer return the Trust Property to the General Beneficiaries upon termination of the Trust. Such portion of Trust Property shall belong to the Preferred Beneficiaries and the Trustee may return equity interests, funds and creditor’s rights to the Preferred Beneficiaries according to the actual conditions of such portion of remaining Trust Property upon termination of the Trust.

17.3 The interests accrued on the monetary form of Trust Property between the date when the Trust is terminated and the date when the Trust Property is returned to the Beneficiaries shall be calculated on the basis of the deposit rate among financial institutions as agreed upon by the Trustee and the deposit bank, and shall be paid to the Beneficiaries by the Trustee along with the return of Trust Property.

Article 18 General Meeting of Beneficiaries

18.1 General Meeting of Beneficiaries shall consist of all the Beneficiaries under this Trust Plan and shall exercise its powers in accordance with the provisions of Administration Procedures for Pooled Funds in Trust Plans of Trust Companies and this Agreement.

18.2 The General Meeting of Beneficiaries shall be convened to decide on the following matters:

18.2.1 Except for the circumstances agreed in the trust documents, this Trust Plan is prematurely terminated or the term of this Trust Plan is extended;

18.2.2 The utilization method of the Trust Property under this Trust Plan is changed;

18.2.3 The Trustee is replaced;

18.2.4 Compensation standard of the Trustee is raised;

18.2.5 Other Matters for which the General Meeting of Beneficiaries is required by the trust documents as well as applicable laws and regulations.

18.3 Trustee shall be responsible for convening the General Meeting of Beneficiaries. When the Trustee fails or is unable to convene the meeting according to relevant provisions, the Beneficiaries representing ten percent of the Trust Units may convene the meeting at their own discretion.

18.4 In order to convene the General Meeting of Beneficiaries, the convener shall publish the time, form, matters to be deliberated, proceedings and voting method, among other matters in connection with the General Meeting of Beneficiaries at least ten working days in advance.

18.5 The General Meeting of Beneficiaries may not vote on the matters that are not published.

18.6 The General Meeting of Beneficiaries may be held either on site or through communication means.

18.7 Each Trust Unit shall be entitled to one vote, and each Beneficiary may commission an agent to attend the General Meeting of Beneficiaries and exercise voting rights.

18.8 The General Meeting of Beneficiaries can be convened only with the participation of the Beneficiaries representing more than fifty percent of Trust Units; when the meeting decides on the matters submitted for deliberation, such matters shall be subject to the approval of more than two thirds of the voting rights held by the Beneficiaries present at the meeting; however, replacement of the Trustee, change in the utilization method of Trust Property and premature termination of this Trust Agreement shall be subject to the approval of all the Beneficiaries present at the meeting.

18.9 The matters decided on the General Meeting of Beneficiaries shall be notified to relevant parties in a timely manner and shall be reported to China Banking Regulatory Commission (CBRC).

Article 19 Method for Appointing New Trustee

19.1 Where the Trustee is revoked or declared bankrupt according to law, or dissolves or loses its legal capacity according to law, the Trustee shall be replaced.

19.2 When any of the above circumstances arises, the Trustee shall make a report on the handling of trust affairs and shall handle the procedures of handing over the Trust Property and trust affairs to the new Trustee. As of the date when the Trust Property and trust affairs are handed over to the new Trustee, the rights and obligations of the original Trustee hereunder shall be terminated.

19.3 The new Trustee shall be appointed by the General Meeting of Beneficiaries. After determining the new Trustee, the General Meeting of Beneficiaries shall deliver to the original Trustee the notice determining the new Trustee and documents confirming that the new Trustee agrees to perform the fiduciary duties under the Trust created according to this Agreement.

Article 20 Risk Disclosure and Assumption during the Management over Trust Property

20.1 During the management, utilization or disposal by the Trustee of the Trust Property, various risks may arise, including legal and policy risks, market risk, credit risk, operational risk, capital recovery risk, project planning risk, Force Majeure and other risks; the Trustee makes no warranty with regard to the gains or losses arising from the management, utilization and disposal of Trust Property. All gains or losses arising when the Trustee manages the Trust Property under this Agreement in accordance with this Agreement and Instructions on 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan shall be borne by the Trust Property.

20.2 Where the Trustee handles trust affairs in violation of this Agreement and Instructions on 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan, thus causing losses to the Trust Property, the Trustee shall be liable for the compensation for such losses, and the excess portion shall be borne by the Trust Property.

Article 21 Liabilities for Breach of Agreement and Settlement of Disputes

21.1 The Trustee or Trustors shall strictly comply with the stipulations of this Agreement, and either party in breach of such stipulations of this Agreement shall assume liabilities for breach of Agreement towards the non-breaching party and shall compensate for the losses caused to the other party by its breach.

21.2 In case there is any problem with the validity of the Trust Property managed by the Trustee under the entrustment of the Trustors, which problem is not explained to the Trustee or other breaches of the Trustors give rise to disputes, thus causing losses to the Trustee and any Beneficiary or Trust Property under the Trust Plan, the Trustors shall assume the liabilities for breach and compensate for such losses.

21.3 The conclusion, effectiveness, performance, interpretation, modification and termination of and other matters related to this Trust Agreement shall be governed by the current laws, administrative regulations and rules of the People’s Republic of China.

21.4 Any dispute arising out of the Trust Agreement shall be settled by the parties through friendly consultation, failing which, either party shall be entitled to bring an action before the people’s court of the place where the domicile of the Trustee is located.

Article 22 Force Majeure

22.1 “Force Majeure” means any event that is beyond the reasonable control of or cannot be foreseen by the parties to the Agreement or that can be foreseen but cannot be avoided, and such event prevents, affects or delays the performance by either party of all or part of its obligations under this Agreement. Such events include but are not limited to earthquake, typhoon, flood, fire, other acts of god, war, riot, strike or other similar events, promulgation of new regulations or amendment to the original regulations and other policy factors.

22.2 In case of any Force Majeure event, the prevented party shall immediately inform the other party in the fastest possible manner, and provide documentary evidence within fifteen days, explaining the details of relevant events and the reasons why the performance of this Agreement is impossible or partially impossible or needs to be postponed, then the parties shall agree upon whether to postpone the performance of or terminate the Trust Agreement.

Article 23 Other Matters Agreed upon between the Trustors and the Trustee

23.1 Prior to the establishment of the Trust under the Trust Agreement, if a creditor of a Trustor has already had any prior right of compensation against the Trust Property and exercises such right following the establishment of the Trust, causing the Trust Property under this Agreement to be enforced, the Trustee shall not be held liable therefor.

23.2 In case any competent judicial organ seizes, freezes or takes any other enforcement measure against the Trust Property under this Agreement due to the debts arising from the Trustee’s utilization of its own property or the Trustee’s management and utilization of any Trust Property other than the Trust Plan Assets, the Trustee shall immediately explain the situations to such judicial organ and notify the Beneficiaries at the same time. If the Trustee fails to explain the situations to the competent judicial organ, thus causing any loss to the Trust Property due to the enforcement measures taken by the judicial organ, the Trustee shall be liable for compensation for such losses. If the Trustee has explained the situations to the judicial organ, but the Trust Property still suffers losses due to the enforcement measures taken by such judicial organ, then such losses shall be borne by the Trust Property and the Trustee will assume no liability therefor.

23.3 General Beneficiaries agree that, if the Project Company fails to pay fees for use of funds or repay the principal of the debts as agreed and both the Target Company and the Project Company fail to fulfill their respective guarantee obligations, the General Beneficiaries shall be deemed to automatically waive the General Beneficial Rights they are entitled to according to this Agreement and the Trust Units with General Beneficial Rights shall be deemed lost automatically.

Article 24 Effectiveness of Agreement

The Trust Agreement shall become effective after it is executed by the Trustors (signature is required for natural persons; legal representative of a legal person or his/her authorized agent shall affix signature and the official corporate seal or special contract seal; responsible persons of other entities or their authorized agents affix their signatures and the official seals or special contract seals) and signed and affixed with official corporate seal or special contract seal by the legal representative of the Trustee or his/her authorized agent.

Articles 25 Notices

25.1 The contact addresses and contact information of the Trustors and the Beneficiaries shall be those set forth in the customer registration form.

25.2 In case there is any change in the address or contact information of any party, such party shall notify the other parties in writing within fifteen days upon the date of occurrence of such change. If any change occurs on the preceding day of the termination of the Trust, such party shall notify the other parties in writing within two days.

25.3 If the Trustee notifies the Trustors or Beneficiaries of the matters to be notified or disclosed during the process of handling trust affairs by registered mail, fax, telefax or telegraph and other effective means, then on the date indicated on the receipt of registered mail held by the notifying party (Trustee) or on the date when the Trustee receives the reply code or successfully sends the confirmation slip, such notices shall be deemed delivered to the notified parties.

25.4 In case the party whose address or contact information changes (hereinafter “changing party”) fails to notify the other parties of such changes in a timely manner, the changing party shall be liable for the effect and losses arising therefrom, unless otherwise provided by applicable laws.

Article 26 Matters to Be Filled

(Trustors must make sure that the information filled is accurate and valid, and in case of any loss due to wrong information filled, the Trustee will not assume any liability therefor.)

26.1 Trustors

Natural persons

Name:

Type of indentify document: ID card    ☐, military ID card    ☐, Passport    ☐

ID number: ☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐

Legal persons or other entities

Name: Beijing Ninetowns Ports Software and Technology Co., Ltd.

Business license number: 110000005881350

Organization code certificate number: 753348482

Legal representative or responsible person: Wang Shuang

Contact:

26.2 The amount of the Trust Assets under this Agreement is RMB one hundred and sixty million (¥160000000)

Used to subscribe for ☐ Trust Units with Preferential Beneficial Rights                  ☐

160000000 Trust Units with General Beneficial Rights

26.3 Beneficiaries

When this Trust is established, Trustors are the Beneficiaries under this Trust Agreement, and the amount of Trust Assets corresponding to the Beneficial Rights the Beneficiaries are entitled to under Trust shall be the amount of Trust Assets under this Agreement as agreed in Article 26.2 hereof.

The account designated by the Beneficiaries for receiving Net Trust Income and Trust Property is:

Account name:

Bank of deposit:

Account number:

Article 27 Miscellaneous

27.1 Entire Agreement

Instructions on 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan constitues an integral part of this Agreement. in case of any inconsistency between the provisions of this Agreement and the Instructions, the provisions of this Agreement shall prevail; with respect to the matters not provided herein, the provisions of the Instructions shall apply.

27.2 Postponement of Dates

In case the dates specified by this Agreement for the Trustee to receive or pay sums coincide with non-working days, such dates shall be postponed to the next working days.

27.3 Declaration Clause

The Trustors/Beneficiaries hereby declare that: before executing this Agreement, they have carefully read this Agreement and Instructions on 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan, have an accurate understanding of the legal meanings of the clauses in respect of the fiduciary relationship, relevant rights, obligations and liabilities among the parties, and have no objection to all the clauses set forth in this Agreement and Instructions on 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan.

27.4 Counterparts

This Agreement is made in duplicate, one copy for the Trustor and Trustee each, which shall be equally authentic.

27.5 This Agreement is signed in Dongcheng District, Beijing on June 28, 2011.

(The remainder of this page is intentionally left blank)

(This page only serves as the signature page of this Trust Agreement)

Trustor

Name (natural person):

Name (legal person): (Company Seal)[seal: Beijing Ninetowns Ports Software and Technology Co., Ltd.]

Legal representative or authorized agent: /s/ Wang Shuang

Name (other entities):

Responsible person or authorized agent:

Trustee: (Company Seal)[seal: Zhongcheng Trust Co., Ltd. ]

Legal representative or authorized agent: /s/ Deng Hongguo

Annex to 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan

Dear clients:

Greetings! Thank you for joining 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan.

If you need to change the address, postal code, phone number and other information you have left in the client information registration form or this Agreement, please fill in this application using a black signing pen and send this application to Customer Service Center, Marketing Department of this Company by registered mail. We will timely update your contact information based on your application requirements and will check the information changes with you over the phone. If you haven’t received a telephone confirmation from us within 17 working days after sending this application, please use this toll-free consultancy phone 800-810-2711 to consult us.

Thank you for your cooperation!

Recipient: Customer Service Center, Marketing Department, Zhongcheng Trust Co., Ltd.

Mailing address: Anzhen Plaza, 2 Andingmenwai Street, Dongcheng District, Beijing

Postal code: 100013

Notices:

1.	This application is only used for the changes in address, postal code and phone number; for other changes, the relevant party must bring his own identity documents to apply for handling at the premises of this Company.

2.	This application must be signed by the relevant Beneficiary in legible handwriting without any alteration.

3.	Your contact information will be unique. If you have previously purchased other products from us, the contact information will also be changed accordingly.

4.	Please indicate “Contact Information Change” words on the lower right corner of the envelope.

5.	This application shall be attached with the copies of identity documents of the Beneficiary, marked with words like “for changes in contact information of Beneficiary” and shall be affixed with an autograph of the Beneficiary.

Cut along this line

Application for Changes in the Contact Information of the Beneficiary

Name of Trust Agreement: 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Agreement

Number of Trust Agreement:                                                               (mandatory)

Name of Beneficiary:                                                               (mandatory)

Identity document number of Beneficiary:                                                               (mandatory)

Matters to be changed:  ☐address and postal code  ☐phone number (please check the right option)

New address:

New postal code:

New phone number:

Signature of Beneficiary: